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                                                                 EXHIBIT 10.9(e)



CITY NATIONAL                                   PROMISSORY NOTE - FIXED MATURITY
BANK                                                    (INTEREST TIED TO PRIME)


                                                                  Note No. 25750

$7,800,000.00                                            San Fernando Valley CBC
                                                         16133 Ventura Boulevard
                                                        Encino, California 91436
                                                                   July 29, 1996


     FOR VALUE RECEIVED, the undersigned, INTERNATIONAL REMOTE IMAGING SYSTEMS, INC. ("Borrower"), promises to pay to the order of CITY NATIONAL BANK, a national banking association ("CNB"), at its office in this city, in lawful money of the United States of America and in immediately available funds, the principal sum of SEVEN MILLION EIGHT HUNDRED THOUSAND DOLLARS ($7,800,000.00), with interest thereon from the date of disbursement at a rate computed on the basis of a 360-day year, actual days elapsed, equal to the "Prime Rate" of CNB, as it exists from time to time, plus one-quarter of one percent (0.25%) per year, until December 1, 1996 and plus one percent (1.00%) per year thereafter. "Prime Rate" shall mean the rate most recently announced by CNB at its principal office in Beverly Hills as its "Prime Rate." Any change in the Prime Rate shall become effective on the same business day on which the Prime Rate shall change, without prior notice to Borrower.

     Interest accrued on this Note shall be payable on the first (1st) day of each month, commencing August 1, 1996. The minimum interest charge or the term of this Note shall in no event be less than One Hundred Dollars ($100.00).

     Principal shall be payable on this note in the amount of (a) $1,800,000.00 on or before December 1, 1996 (which payment may be made from collateral held by CNB); and (b) $100,000.00 per month with each payment of interest commencing January 1, 1997. Prepayments of principal may be made, without penalty, and shall be applied to principal payments due in order of maturity.

     Principal and any interest remaining unpaid shall be payable in full on January 15, 1998.

     Provided, however, a payment of all principal plus accrued interest then due shall be made at such time as Borrower receives the proceeds of a secondary offering of its capital stock.

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     The occurrence of any of the following with respect to any Borrower or any guarantor of this Note or any general partner of such Borrower or guarantor, shall constitute an "Event of Default" hereunder:

1. The failure to make any payment of principal or interest within 10 days when due under this Note;

2. The filing of a petition by or against any of such parties under any provisions of the BANKRUPTCY CODE;

3.   The appointment of a receiver or an assignee for the benefit of creditors;

4. The commencement of dissolution or liquidation proceedings or the disqualification of any such parties which is a corporation, partnership, joint venture or any other type of entity;

5.   The death or incapacity of any of such parties who is an individual;

6. Any financial statement provided by any of such parties to CNB is false or misleading in any material respect;

7. Any default in the payment or performance of any obligation, or any default under any provisions of any contract or instrument pursuant to which any of such parties has incurred any obligation for borrowed money, if the principal amount of such obligation exceeds $100,000.00, to any person or entity, including CNB;

8. Any sale or transfer of all or a substantial or material part of the assets of any of such parties other than in the ordinary course of business; or

9. Any violation, breach or default under any letter agreement, guaranty, security agreement, deed of trust or any other contract or instrument executed in connection with this Note or securing this Note.

10. The failure of Borrower to complete a firm underwritten secondary offering of Borrower's common stock on or before December 1, 1996 if Borrower is able to complete such an offering at or above $7.00 per share by such date.

     Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor all of which are expressly waived by each Borrower. Each Borrower agrees to pay all costs and expenses, including reasonable attorneys' fees, expended or incurred by the holder (or allocable to the holder's in-house counsel) in connection with the enforcement of this Note or the collection of any sums due hereunder and irrespective of whether suit is filed. Any principal or interest not paid within ten days of when due hereunder shall thereafter bear

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additional interest from its due date at a rate of five percent (5.0%) per year higher than the interest rate as determined and computed above, and continuing thereafter until paid.



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     This Note and all matters relating thereto, shall be governed by the laws of the State of California.

                              International Remote Imaging Systems, Inc.



                              By:     /s/ Jimmie R. Kyle
                                 ----------------------------------------------
                                   Jimmie R. Kyle, V.P. Mfg. & Product
                                   Reliability




BANK USE ONLY



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